Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") by and between American Medical Response, Inc. (the "Company'') and Edward Van Home (the "Executive") is made and entered into this 21st day of August, 2013 effective as of the date set forth below.

RECITALS

Executive desires to be employed by the Company in a confidential relationship during which Executive will have access to and become familiar with information as to the specific manner of doing business, strategic plans for future business and identity of customers and potential customers, all of which is established and maintained at great expense to the Company and constitutes trade secrets of the Company; and

Executive recognizes that the Company and its subsidiaries and managed entities depend upon this confidential information and trade secrets, including without limitation confidential techniques, methods and data; and

The Company and its subsidiaries will sustain great loss and damage if Executive should violate the provisions of this Agreement, particularly with respect to confidential information and restrictions on competition. Monetary damages for such losses would be extremely difficult to measure.

NOW THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, effective as of the time of the effective date, it is hereby agreed as follows:

1.	Employment.

A.

The Company shall employ the Executive as President, and the Executive shall serve in such capacity, performing such duties as are consistent with such position, along with such other duties and responsibilities assigned to the Executive by the Chief Executive Officer of its indirect parent company, Envision Healthcare Corporation ("Envision"). The Executive shall devote his best efforts and all of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently, competently and in a manner consistent with the reasonable policies of the Company as determined from time to time by the Company.

B.	The Executive shall report to the Chief Executive Officer of Envision on all matters pertaining to his duties under this Agreement.

C.

The Executive shall not engage in other business activities outside the scope of this Agreement if such activities would detract from or interfere with the fulfillment of his responsibilities or duties under this Agreement. The Company acknowledges that Executive currently has an interest in two (2) outside companies: Arizona Ambulance of Douglas, Inc. (the "Ambulance Company") and AmbiServ Billing, Inc. (the "Billing Company"). Executive hereby agrees to actively pursue the divestiture of his interest in the Ambulance Company, with a goal of divesting such interest within six (6) months of the Effective Date or as soon as otherwise possible following the requisite approval by the State of Arizona authorizing the transfer of ownership. The parties understand and agree that, due to the internal processes of the potential purchaser, the administrative procedures of the State of Arizona, and the prerequisites  under the Ambulance Company's existing Buy-Sell/Stock  Redemption Agreement, full divestiture may require additional time. Therefore, the parties agree to make a good faith effort to consummate the divestiture of Executive's interest in the Ambulance Company promptly through a third-party sale to Company or one of its affiliates. In the event divestiture may not reasonably be accomplished by such means, the Company may choose, at its option, to: (i) allow Executive to retain his interest in the Ambulance Company, provided he no longer remains involved in its business operations (i.e., Executive may retain his interest and remain a "silent" investor in the Ambulance Company); or (ii) require Executive to withdrawal from the Ambulance Company.

D.

The Executive shall not serve as an officer or director (or the equivalent position) of any entity other than Company or its affiliated entities, and shall not receive fees or other remuneration for work performed either within or outside the scope of his employment without the prior written consent of the Chief Executive Officer of Envision. Provided that such activities may not detract from or interfere with the fulfillment of Executive's responsibilities or duties under this Agreement and with the prior consent of Company, the prohibition in the immediately preceding sentence shall not apply to the Billing Company nor to the Ambulance Company until such time as divestiture occurs or the Company elects to allow Executive to remain a "silent investor" in the Ambulance Company.

2.	Term of Employment. This Agreement shall commence on June 21, 2013, and shall continue unless either party provides the other with notice of termination pursuant to Section 7 of this Agreement.

3.	Compensation.

A.

As full compensation for all services rendered by the Executive pursuant to this Agreement, the Company shall pay to the Executive the sum of Four Hundred Seventy-five Thousand Dollars (475,000.00) annually ("Base Salary"), less all applicable withholdings and deductions. The Base Salary shall be payable in accordance with the Company's standard payroll practices, and shall be reviewed by the Chief Executive Officer of Envision annually during the Company's normal review period (provided, however, that Executive's Base Salary may not be adjusted downward without his written consent).

B.

Executive shall also be eligible to participate in the Company's incentive plan applicable to management personnel ("MEIP"), with a target bonus of seventyfive percent (75%) of Executive's Base Salary. The Executive's right to receive any bonus under the MEIP shall be determined based upon Executive's achievement of reasonable performance targets established by the Chief Executive Officer of Envision, such achievement determined at the Company's sole reasonable discretion in accordance with the provisions of the MEIP and approved by the Board of Directors of Envision. Executive's incentive bonus under the MEIP, if any, shall be payable by the first business day two and one half months following the end of the plan year.

C.

Subject to the approval of the board of directors of Envision (the "Board") and upon the soonest possible grant date approved by the Board , Executive shall receive a one-time grant of options to purchase a number of shares of class A common stock of Envision Healthcare Holdings, Inc. ("Envision Holdings") equal to a cumulative exercise price of Four Hundred Fifty Thousand Dollars ($450,000) (for example if the exercise price on the date of the grant is Fifteen Dollars ($15) per share, Envision Holdings would grant thirty thousand (30,000) options) which will vest over the course of five (5) years in accordance with the terms set forth in the Option Agreement between Envision Holdings and Executive entered into simultaneously with the grant of such options. This onetime grant option shall not preclude Executive from additional grant of options or stock authorized by the board for executives within Envision Holdings or its subsidiaries, and Executive shall be entitled to participate in any additional programs involving grants of stock or stock options for executives within Envision Holdings or its subsidiaries.

4.	Fringe Benefits; Expenses.

A.	The Executive shall be entitled to participate in all Company health and related employee benefit plans to the extent he is eligible under the terms of such plans.

B.	The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in connection with his employment in accordance with the Company's standard policies and procedures.

C.

The Executive shall be entitled to paid time off ("PTO") to the extent he is eligible under the terms of the PTO plan maintained by the Company, to be taken at times selected by him, with the prior concurrence of the Chief Executive Officer of the Company.

D.	The Company shall provide Executive with a monthly allowance of One Thousand Dollars ($1,000) for expenses incurred by the Executive for the lease or purchase of an automobile.

E.

Executive shall be reimbursed for temporary corporate housing for a period of six (6) months within the first year of the Effective Date for mutually agreed upon housing with at least two (2) bedrooms and appropriate amenities not to exceed Four Thousand Dollars ($4,000) per month.

5.	Disability or Death.

A.

If, as the result of any physical or mental disability, the Executive shall have failed or is unable to perform his duties for a period of one hundred eighty (180) consecutive days, as determined by the Company, the Company may terminate this Agreement as of the date of its issuance of written notice without any further payment or the furnishing of any benefit by the Company under this Agreement, unless otherwise required by applicable law. During the period of disability, and prior to notification of termination by the Company as set forth in this Section 5, Executive shall be entitled to receive his Base Salary and a pro rata portion of his annual performance bonus, to the extent he is eligible, offset by such amounts paid to Executive under any disability insurance policies maintained by the Company.

B.

The term of the Executive's employment under this Agreement shall terminate upon his death without any further payment or the furnishing of any benefit by the Company under this Agreement other than accrued and unpaid Base Salary and commissions and expenses and benefits which have accrued pursuant to any plan or by law

6.	Restrictive Covenants; Inventions.

A.

Executive agrees that during the term of this Agreement, and for a period of eighteen (18) months thereafter, Executive will not in any manner directly or indirectly: (a) disclose or divulge to any person, entity, firm, company or employer, or use for Executive's own benefit or the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with Employer, any confidential knowledge, information, business methods, techniques or data of Employer; (b) solicit, divert, take away or interfere with any of the accounts, trade, business patronage, employees or contractual arrangements of Employer; or (c) compete with Employer, or enter into any contractual arrangements either individually or as equity holder in any entity, for the provision of physician staffing and/or management services for any client of Employer or within one hundred (100) miles of any client of Employer. Solely for the purposes of this Section 6, the term "Employer" shall mean Envision, its subsidiaries and affiliates, including but not limited to American Medical Response, Inc., EmCare, Inc., and Evolution Health, Inc., and companies under management agreements with any of them.

B.

It is the intention of the parties to restrict the activities of Executive in a manner which reasonably protects the legitimate business interests of Employer. In the event this Section 6 is deemed overbroad or unenforceable by a court of competent jurisdiction, it is the intent of the parties that this Section 6 be enforced to the fullest extent allowed under applicable law, and be reformulated by such court to the extent necessary to so enforce it.

C.

All memoranda, notes, records, or other documents made or composed by the Executive, or made available to him during the term of this Agreement concerning or in any way relating to the business or affairs of the Employer or clients shall be the Company's property and shall be delivered to the Employer on the termination of this Agreement or at any other time at the request of the Employer.

D.

Executive hereby assigns and agrees to assign all his interest in any and all conceptions and ideas for inventions, improvements, discoveries and works, whether or not patentable or copyrightable, which are conceived or made by Executive solely or jointly with another during the period of  employment  or within one (1) year thereafter and which are related to the business or activities of the Employer or which Executive conceives as a result of his employment by the Employer (collectively, "Proprietary Rights"), to the Employer or its nominee. All copyrightable Propriety Rights shall be considered to be

"works made for hire". Whenever requested to do so by the Employer, Executive shall execute any and all instruments and do such acts that the Employer shall request to protect the Employer's interest therein. These obligations shall continue beyond the termination of employment, and shall be binding upon Executive's assigns, executors, administrators and other legal representatives.

E.

The Executive acknowledges that the agreements provided in this Section 6 were an inducement to the Company to enter into this Agreement  and that the remedy at law for breach  of  his  covenants  under  this  Section  6  will  be  inadequate. Accordingly, in the event of any breach or threatened breach by the Executive of any provision of this Section 6, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any breach by Executive.

7.	Termination.

A.	The Company shall have the right to immediately terminate this Agreement and the Executive's employment with the Company for cause. For purposes of this Agreement, the term "cause" shall mean:

1.	Any material breach of the Executive's obligations under this Agreement.

2.	Fraud, theft, or gross misconduct on the part of the Executive, including, without limitation, criminal conduct, conduct involving moral turpitude, embezzlement, or misappropriation of assets.

3.	Executive's exclusion from participation in, or imposition of penalties from, any governmental reimbursement program, including but not limited to Medicare, Medicaid or TriCare.

4.	Alcohol or drug abuse that impairs the Executive's ability to properly perform his duties.

5.	Conduct by Executive which has a material adverse effect on the business of the Company or any of its subsidiaries, divisions, or affiliates, as determined by the Company in its reasonable discretion.

6.	Violation by the Executive of any of the written work rules or written policies of the Company, including the Company's Corporate Compliance Policy.

B.	The Company may also terminate this Agreement without cause by providing the Executive with ninety (90) days prior written notice.

C.	Executive may terminate his employment at any time by providing ninety (90) days' prior written notice of termination of this Agreement to the Company.

D.

If the employment of the Executive is terminated for cause, the Company shall have no obligation to  make any further payment to the Executive (other than accrued and unpaid Base Salary  and expenses to the date of termination), or continue to provide any benefit (other than benefits which have accrued pursuant to any plan or by law) to the Executive under this Agreement.

E.

Upon  termination   of  Executive's   employment  by  the  Company  pursuant  to Section  7.B,  Executive  shall  be  entitled  to  receive  (i)  all  cash  compensation earned under this Agreement to the date of termination plus (ii) Base Salary in the amount payable on the date immediately prior to termination for an additional period of eighteen (18) months following the date of termination. The restrictive covenants set forth in Section 6.A of this Agreement shall remain in effect for the period during which payments are received by Executive under this Section 7.E.

8.	Miscellaneous.

A.	This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and performed in Texas, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

B.

This agreement contains a complete statement of all the arrangements between the Company and the Executive with respect to its subject matter, supersedes all previous agreements, written or oral, among them relating to its subject matter, and cannot be modified, amended, or terminated orally. Amendments may  be made to this Agreement at any time if mutually agreed upon in writing.

C.

Any amendment, notice, or other communication under this Agreement shall be in writing and shall be considered given when received and shall be delivered personally or mailed by Certified Mail, Return Receipt Requested, to the parties at their respective addresses set forth below (or at such other address as a party may specify by notice to the other):

If to Company:	6200 South Syracuse Way
Greenwood Village, Colorado 80111
	Attention:	Legal Department and
Human Resources Department

If to Executive:	Executive's last known address on file with Company

D.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

E.

Each of the parties irrevocably submits to the exclusive jurisdiction  of the United States District Court for the District of Colorado over any action, suit, or proceeding relating to or arising out of this Agreement and the transactions contemplated hereby.

F.

The invalidity or unenforceability of any te1m or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions of this Agreement which shall remain in full force and effect and any such invalid or unenforceable term or provision shall be given full effect as far as possible. If any term or provision of this Agreement is invalid or unenforceable in one jurisdiction, it shall not affect the validity or enforceability of that term or provision in any other jurisdiction.

G.

This Agreement is not assignable by either party except that it shall inure to the benefit of and be binding upon any successor to the Company by merger or consolidation or the acquisition of all or substantially all of the Company's assets, provided such successor assumes all of the obligations of the Company, and shall inure to the benefit of the heirs and legal representatives  of the Executive.

H.

The parties acknowledge that none of the benefits granted to either party here under are conditioned on any requirement that either party make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the other.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, effective the day and year first above written.

EDWARD VAN HORNE

By:	/s/ Edward Van Horne
Edward Van Horne

Date of Execution:	8/12/13

AMERICAN MEDICAL RESPONSE, INC.

By:	/s/ William A. Sanger
William A. Sanger, Chief Executive Officer

Date of Execution:	8/21/13